Exhibit 99.1

Watsco Achieves Record Operating Results During

Third Quarter

_________

New Highs for Sales, Net Income, Earnings Per Share & Cash Flow;

Strong Growth in Residential HVAC Products

MIAMI, FLORIDA — (BUSINESS WIRE) October 16, 2013 — Watsco, Inc. (NYSE:WSO) today reported record results for the third quarter and nine months ended September 30, 2013.

Third Quarter Results

Revenues increased 6% to a record $1.1 billion, reflecting an 8% increase in air conditioning and heating (HVAC) equipment (65% of sales), a 3% increase in other HVAC products (31% of sales) and a 1% increase in commercial refrigeration products (4% of sales).

Gross profit increased 7% to a record $259 million with gross margin improving 10 basis-points to 23.9%. Selling, general and administrative (SG&A) expenses increased 4% to $163 million and as a percentage of sales improved 30 basis-points to a record low of 15.1%. Operating income increased 11% to a record $95 million with operating margin expanding 40 basis-points to 8.8%.

Earnings per share increased 11% to a record $1.32 per diluted share on record net income of $46 million, compared to $1.19 per diluted share on net income of $41 million in 2012.

Albert Nahmad, Watsco’s President & CEO stated: “Watsco delivered another solid quarter of earnings growth from higher sales, stronger selling margins and the continued effort of our business units to manage operating costs. We again saw strength in the sales of residential HVAC systems in the United States, which grew double-digits and an improved sales trend for commercial products.”

Mr. Nahmad added, “Watsco also generated a record level of cash flow for any quarter in its history, and we recently increased our quarterly dividend by 60% to 40 cents per share. With strong cash flow and a healthy balance sheet, we are motivated and believe we are well-positioned to make the right investments to grow our business.”

Nine-Month Results

Revenues increased 9% to a record $2.9 billion, including $89 million of sales from new locations. Same-store sales increased 6%, reflecting an 8% increase in HVAC equipment (64% of sales), a 3% increase in other HVAC products (31% of sales) and a 4% increase in commercial refrigeration products (5% of sales).

Gross profit increased 11% to a record $701 million and gross profit margin improved 30 basis-points to 24.0%. On a same-store basis, gross profit increased by 7% with gross profit margin improving 20 basis-points to 23.9%. SG&A expenses increased 7% to $470 million and as a percentage of sales were a record low of 16.1%. SG&A excluding new locations increased 2% to $449 million and as a percentage of sales were a record low of 15.9%.

Operating income increased 21% to a record $231 million with operating margin expanding 70 basis-

points to 7.9%. Same-store operating income increased 19% to $228 million with operating margin expanding 90 basis-points to 8.1%.

Earnings per share increased 22% to a record $3.18 per diluted share on record net income of $110 million, compared to $2.61 per diluted share on net income of $89 million in 2012.

Results for the nine months ended September 30, 2013 include 35 new locations from a joint venture formed on April 27, 2012 with Carrier Corporation in Canada, of which Watsco owns 60% and Carrier owns 40%. The results also reflect a 10% greater ownership interest effective July 1, 2012 in Carrier Enterprise LLC, a U.S. joint venture formed with Carrier in 2009.

Cash Flow and Dividends

For the quarter, Watsco generated $128 million of operating cash flow, an all-time record for any quarter in its history. For the nine months ended September 30, 2013, Watsco’s operating cash flow was $51 million versus $64 million in the same period in 2012.

At September 30, 2013, cash and cash equivalents were $29 million, borrowings were $285 million and the Company’s debt-to-total-capitalization ratio was 20%. The Company expects to generate significant cash flow from operations during the fourth quarter of 2013.

Dividends paid during the first nine-months of 2013 were $26 million. On October 2, 2013, the Company raised its quarterly dividend rate 60% to 40 cents per share. Watsco has paid quarterly dividends for 38 consecutive years.

Mr. Nahmad added: “Our goal is to pay increasing dividends each year while maintaining a conservative balance sheet. Future increases will be considered in light of investment opportunities, cash flow, general economic conditions and our overall financial condition.”

Outlook for 2013

Watsco’s outlook for full-year 2013 diluted earnings per share is within the range of $3.65 to $3.70 per diluted share, representing a prospective growth rate of 20% to 22% over 2012’s results (adjusted to exclude a 33 cent reduction in diluted EPS related to a $5.00 special dividend paid in October 2012).

Conference Call

Watsco is hosting a conference call at 10:00 a.m. (EDT) on October 16, 2013 to discuss its third quarter results. The conference call will be web-cast by CCBN’s StreetEvents at http://www.watsco.com. A replay of the conference call will be available on the Company’s website. For those unable to connect to the webcast, you may listen via telephone. The dial-in number for callers in the United States is (866) 652-5200 and for international callers is (412) 317-6060.

Use of Non-GAAP Financial Information

In this release, the Company discloses non-GAAP measures of same-store basis and adjusted diluted earnings per share. Information referring to “same-store basis” excludes the effects of locations acquired or locations opened or closed during the immediately preceding 12 months unless they are within close geographical proximity to existing locations. The Company believes that this information provides greater comparability regarding its ongoing operating performance. These measures should not be considered an alternative to measurements required by accounting principles generally accepted in the United States (GAAP).

About Watsco, Inc.

Watsco improves indoor living and working environments with air conditioning and heating solutions that provide comfort regardless of the outdoor climate. Since heating and cooling accounts for approximately 56% of the energy consumed in a typical United States home, we offer consumers the greatest opportunity to save money on energy by replacing existing air conditioning and heating systems with more energy efficient and environmentally friendly solutions.

There are approximately 90 million central air conditioning and heating systems installed in the United States that have been in service for more than 10 years. Older systems often operate below today’s government mandated energy efficiency and environmental standards. Watsco has an opportunity to accelerate the replacement of these systems at a scale greater than our competitors as the movement toward reducing energy consumption and its environmental impact continues. We operate from more than 570 locations in the United States, Canada, Mexico and Puerto Rico, with additional market coverage on an export basis to Latin America and the Caribbean. As the industry leader, significant growth potential remains given that our current revenue run-rate is approximately 10% of the estimated $35 billion marketplace in the Americas for HVAC/R products. Additional information about Watsco may be found at http://www.watsco.com.

This document includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to changes in economic, business, competitive market, new housing starts and completions, capital spending in commercial construction, consumer spending and debt levels, regulatory and other factors, including, without limitation, the effects of supplier concentration, competitive conditions within Watsco’s industry, seasonal nature of sales of Watsco’s products, the ability of the Company to expand its business, insurance coverage risks and final GAAP adjustments. Forward-looking statements speak only as of the date the statement was made. Watsco assumes no obligation to update forward-looking information to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information. Detailed information about these factors and additional important factors can be found in the documents that Watsco files with the Securities and Exchange Commission, such as Form 10-K, Form 10-Q and Form 8-K.

WATSCO, INC.

Condensed Consolidated Results of Operations

(In thousands, except per share data)

(Unaudited)

	Quarter Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Revenues	$1,081,893	$1,020,859	$2,915,978	$2,666,172
Cost of sales	823,296	778,354	2,215,255	2,034,570

Gross profit	258,597	242,505	700,723	631,602
Gross profit margin	23.9%	23.8%	24.0%	23.7%

SG&A expenses	163,142	156,808	469,629	440,125

Operating income	95,455	85,697	231,094	191,477
Operating margin	8.8%	8.4%	7.9%	7.2%

Interest expense, net	1,781	1,185	4,651	3,423
Income before income taxes	93,674	84,512	226,443	188,054
Income taxes	27,556	24,981	66,654	54,129

Net income	66,118	59,531	159,789	133,925
Less: net income attributable to noncontrolling interest	20,419	18,526	49,387	45,350

Net income attributable to Watsco, Inc.	$45,699	$41,005	$110,402	$88,575

Diluted earnings per share:
Net income attributable to Watsco, Inc. shareholders	$45,699	$41,005	$110,402	$88,575
Less: distributed and undistributed earnings allocated to non-vested (restricted) common stock	3,246	2,820	7,801	6,115

Earnings allocated to Watsco, Inc. shareholders	$42,453	$38,185	$102,601	$82,460

Weighted-average Common and Class B common shares and equivalent shares used to calculate diluted earnings per share	32,276,113	32,168,166	32,246,366	31,597,538

Diluted earnings per share for Common and Class B common stock	$1.32	$1.19	$3.18	$2.61

WATSCO, INC.

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	September 30, 2013	December 31, 2012
Cash and cash equivalents	$29,229	$73,770
Accounts receivable, net	466,340	377,655
Inventories	643,874	546,083
Other	22,372	17,943

Total current assets	1,161,815	1,015,451

Property and equipment, net	44,891	42,842
Goodwill, intangibles, net and other	611,327	623,762

Total assets	$1,818,033	$1,682,055

Accounts payable and accrued expenses	$311,683	$282,354
Current portion of long-term obligations	106	4

Total current liabilities	311,789	282,358

Borrowings under revolving credit agreement	284,800	316,182
Deferred income taxes and other liabilities	64,921	61,475

Total liabilities	661,510	660,015

Watsco’s shareholders’ equity	838,755	748,214
Noncontrolling interest	317,768	273,826

Shareholders’ equity	1,156,523	1,022,040

Total liabilities and shareholders’ equity	$1,818,033	$1,682,055

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